Exhibit 23.1
CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD.,	306 WEST SEVENTH STREET,	1000 LOUISIANA STREET,
SUITE 117	SUITE 302	SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817-877-3728	FAX 713-651-9980
March 3, 2011
EV Energy Partners, L.P.
1001 Fannin Street, Suite 800
Houston, Texas 77002
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, we hereby consent to all references to our firm included in this Registration Statement on Form S-3 of EV Energy Partners, L.P. with respect to our estimates of the oil, natural gas and natural gas liquids reserves of EV Energy Partners, L.P. and its predecessors.
Yours very truly,

/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Vice President CAWLEY, GILLESPIE & ASSOCIATES, INC.